Exhibit 99.1
[FHLBank Atlanta logo]

News Release
February 23, 2023

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces Preliminary 2022 Year-end Financial Results

ATLANTA, February 23, 2023 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter and year ended December 31, 2022. All numbers reported below for 2022 are approximate until the Bank announces audited financial results in its Form 10-K, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about March 10, 2023.

Net income for the fourth quarter of 2022 was $74 million, an increase of $67 million, compared to net income of $7 million for the fourth quarter of 2021. The increase in net income for the fourth quarter was primarily due to a $63 million increase in net interest income. The increase in net interest income was primarily due to an increase in advance balances, partially offset by an increase in interest rates which have impacted interest bearing-liabilities more than the increase in interest-earning assets. During the fourth quarter of 2022, average advance balances were $105.1 billion, compared to $45.5 billion for the fourth quarter of 2021.

Net income for the year ended December 31, 2022 was $184 million, an increase of $51 million, compared to net income of $133 million for 2021. Net interest income for 2022 increased by $46 million, compared to net interest income in 2021.The increase in net interest income was primarily due to an increase in advance balances, partially offset by an increase in interest rates which have impacted interest bearing-liabilities more than the increase in interest-earning assets. The average advance balances were $75.8 billion for the year ended December 31, 2022, compared to $47.9 billion for 2021. Additionally, net interest income during 2021 included $59 million of advance prepayment fees, compared to $2 million of advance prepayment fees during 2022.

Total assets as of December 31, 2022 were $151.6 billion, an increase of $72.9 billion, or 92.6 percent, from December 31, 2021. Advances outstanding were $109.6 billion as of December 31, 2022, an increase of $64.2 billion, or 141.3 percent, from December 31, 2021, as a result of increased demand for liquidity by the Bank’s members. Retained earnings were $2.3 billion as of December 31, 2022, an increase of $55 million, from $2.2 billion as of December 31, 2021. Capital stock was $5.4 billion as of December 31, 2022, an increase of $3.0 billion, or 126.5 percent, from $2.4 billion as of December 31, 2021. The increase in capital stock was primarily due to the increase in advances which resulted in an increase in activity based stock, as well as an increase to the minimum stock requirement factor from 3.75 percent to 4.25 percent for activity-based stock.

The Bank's 2022 performance resulted in an annualized return on average equity (ROE) of 3.18 percent as compared to 2.79 percent for 2021. The ROE spread to the average Secured Overnight Financing Rate decreased to 154 basis points for 2022, as compared to 275 basis points for 2021. As of December 31, 2022, the Bank was in compliance with its regulatory capital requirements.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

	As of December 31,
Statements of Condition	2022	2021
Advances	$109,595	$45,415
Investments	40,902	31,821
Mortgage loans held for portfolio, net	120	149
Total assets	151,622	78,746
Consolidated obligations, net	141,510	71,692
Total capital stock	5,397	2,383
Retained earnings	2,283	2,228
Accumulated other comprehensive loss	(34)	(16)
Total capital	7,646	4,595
Capital-to-assets ratio (GAAP)	5.04%	5.84%
Capital-to-assets ratio (Regulatory)	5.07%	5.86%

	Three Months Ended December 31,		Years Ended December 31,
Operating Results and Performance Ratios	2022	2021	2022	2021
Net interest income	$107	$44	$327	$281
Reversal of provision for credit losses	—	(1)	—	(1)
Standby letters of credit fees	3	2	8	11
Other income	6	1	8	4
Total noninterest expense	33	40	138	149
Affordable Housing Program assessment	9	1	21	15
Net income	74	7	184	133
Return on average assets	0.19%	0.03%	0.16%	0.16%
Return on average equity	4.20%	0.58%	3.18%	2.79%

Additional financial information concerning the Bank's results of operations for the most recently completed year ended December 31, 2022, will be available in the Bank's Form 10-K that the Bank expects to file on or about March 10, 2023, with the SEC and will be available at www.fhlbatl.com and on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System). Since 1990, the FHLBanks have awarded approximately $7.3 billion in Affordable Housing Program funds, assisting more than one million households.

For more information, visit our website at www.fhlbatl.com.

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; uncertainties relating to the phase-out of LIBOR; SOFR variations; future economic and market conditions (including in the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events; disruptions in information systems; membership changes; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements.

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